UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 13, 2005

QUIDEL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-10961	94-2573850
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

10165 McKellar Court
San Diego, California		92121
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:                   (858) 552-1100

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On June 13, 2005, Quidel Corporation (the “Company”) appointed Robert J. Bujarski, J.D., as its General Counsel and as a Vice President of the Company based on the terms and conditions of the employment offer letter attached as Exhibit 10.1 hereto (the “Employment Offer Letter”).  In addition, on June 13, 2005, the Company entered into a change in control agreement with Mr. Bujarski (the “Agreement Re: Change in Control”) which is attached hereto as Exhibit 10.2.

Under the Employment Offer Letter, Mr. Bujarski is an “at-will” employee, which means that either Mr. Bujarski or the Company may terminate his employment at any time.  The Employment Offer Letter sets forth the terms and conditions of Mr. Bujarski’s employment with the Company and provides for, among other matters: (i) a minimum base salary of $240,000 per annum; (ii) an annual bonus in accordance with the Company’s bonus plan with a target bonus of 25% of Mr. Bujarski’s base salary; (iii) a signing bonus of $50,000 payable within the first week of commencement of his employment and $25,000 for reimbursement of relocation expenses (both of which are subject to certain prorated repayment obligations in the event Mr. Bujarski voluntarily terminates his employment within one year of commencing employment or, in the case of repayment of the relocation assistance, within one year of receipt of such assistance); (iv) a severance payment equal to six months of his annual salary in the event Mr. Bujarski’s employment is terminated without cause and for reasons not subject to a change in control of the Company; and (v) an option to purchase up to 70,000 shares of the Company’s common stock (the “Option Award”) at an exercise price equal to the closing price of the Company’s common stock on his start date (the “Grant Date”) with vesting of such option at 25% on the first anniversary of the Grant Date with the remaining 75% vesting quarterly over the next three years.  The Option Award shall be issued under, and governed by the terms and conditions of, the Company’s Amended and Restated 2001 Equity Incentive Plan.

Under the Agreement Re: Change in Control, Mr. Bujarski is provided certain severance benefits in the event of termination of Mr. Bujarski’s employment in connection with a change in control of the Company. The severance benefits are payable to Mr. Bujarski if his employment with the Company is terminated within 30 days prior to or three years following a change in control, unless terminated for cause or the termination is the result of a voluntary resignation (which does not include resignations stemming from a material adverse change in responsibilities, status, compensation, authority or location of work place) or his death or disability.  The severance benefits under the Agreement Re: Change in Control generally consist of a lump sum cash payment equal to the sum of (i) Mr. Bujarski’s highest annual salary rate within the three (3) year period ending on the date of termination plus (ii) an amount equal to the annualized average of all bonuses and incentive compensation payments paid to Mr. Bujarski during the two (2) year period immediately before the date of termination. In addition, the Agreement Re: Change in Control provides for: payment of $25,000 to help defray the legal fees, tax and accounting fees and other costs associated with transitional matters; continued coverage for one (1) year under the Company’s group medical insurance, group dental insurance, group-term life insurance and disability insurance programs unless and to the extent Mr. Bujarski obtains concurrent coverage through another program in which case the Company’s coverage will be terminated or reduced as applicable; and immediate vesting and exercisability of any and all of Mr. Bujarski’s unvested stock options and immediate and automatic lapse of any and all restrictions on any of Mr. Bujarski’s restricted stock.

Item 5.02                                             Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c)                                  On June 13, 2005, the Company appointed Robert J. Bujarski, J.D., as the Company’s General Counsel and as a Vice President of the Company, effective upon the start of Mr. Bujarski’s employment with the Company which is expected to begin on July 18, 2005.

Mr. Bujarski is 37 and since October 2001 has served as an associate attorney with the law firm of Gibson, Dunn & Crutcher LLP in its corporate transactions practice group where his primary practice areas have included mergers and acquisitions, securities and general corporate.

Mr. Bujarski received his law degree in May 2001 from the University of Arizona College of Law, graduating magna cum laude.  He received a Bachelor of Arts degree in 1991 from the University of Arizona.  His professional memberships include the State Bar of California and the American Bar Association, Business Law Section.  From 1992 to 1998 and prior to attending law school, Mr. Bujarski owned and managed a privately held commercial printing business.

The general terms and conditions of Mr. Bujarski’s employment with the Company are set forth in the Employment Offer Letter discussed above in Item 1.01 of this current report on Form 8-K.  In addition and in connection with Mr. Bujarski’s appointment as General Counsel and as a Vice President of the Company, the Company entered into the Agreement Re: Change in Control with Mr. Bujarski also discussed above in Item 1.01.  The Employment Offer Letter and the Agreement Re: Change in Control are attached hereto as Exhibits 10.1 and 10.2, respectively.

Item 9.01                                             Financial Statements and Exhibits.

(c)                                  Exhibits.

Exhibit Number	Description of Exhibit

10.1

Employment Offer Letter, entered into on June 13, 2005, between Quidel Corporation and Robert J. Bujarski, J.D.

10.2

Agreement Re: Change in Control, entered into on June 13, 2005, between Quidel Corporation and Robert J. Bujarski, J.D.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 17, 2005
QUIDEL CORPORATION

	By:	/s/ Paul E. Landers
	Name:	Paul E. Landers
	Its:	Senior Vice President, Chief Financial Officer
and Secretary

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

10.1

Employment Offer Letter, entered into on June 13, 2005, between Quidel Corporation and Robert J. Bujarski, J.D.

10.2

Agreement Re: Change in Control, entered into on June 13, 2005, between Quidel Corporation and Robert J. Bujarski, J.D.